Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation

Community First National Bank

Delaware

Community First Insurance, Inc.

North Dakota

Community First Insurance, Inc. Wyoming	Wyoming
Community First Holdings, Inc.	Nevada
CFIRE, Inc.	Minnesota
CFB Community Development Corporation	North Dakota
Equity Lending, Inc.	Minnesota
Community First Mortgage, Inc.	North Dakota
Community First Mortgage, LLC (50%)	Delaware
Community First Financial, Inc.	North Dakota
Community First Technologies, Inc.	Delaware
Community First Properties, Inc.	North Dakota
CFB Capital I	Delaware
CFB Capital II	Delaware